Exhibit 99.1

For Immediate Release	July 28, 2006

Executive Vice President Michael McCoy to Retire at Year End

PORTLAND, Ore. JULY 28, 2006 —Northwest Natural Gas Company (NYSE:NWN), dba NW Natural, announced today the planned retirement of Executive Vice President Michael McCoy, effective Dec. 31, 2006.

McCoy, 63, began with NW Natural in 1969 as a network design engineer and has overseen all customer and utility operations since 1999.

“Mike is that special leader who has worked his way up from an entry level position to be a top executive,” said Mark Dodson, CEO and President. “We have always been able to rely on Mike’s intimate knowledge of every level of NW Natural’s operations. At no time has this knowledge been better employed than in the past year as the company worked to realign its operations to become more efficient and responsive.”

Three managers who reported to McCoy will report directly to Dodson on an interim basis. There are no immediate plans to fill the Executive Vice President position, Dodson said.

“NW Natural will always be like family to me,” said McCoy. “There have been challenges over the years, but we have met them together and I am confident NW Natural will go on meeting them and providing top notch service to our customers.”

“We will miss working with Mike on a daily basis, but I’m pleased that he has agreed to continue providing me his valuable advice and counsel in the months and years ahead,” said Dodson.

After graduating from Seattle University with a degree in Civil Engineering, McCoy worked at The Boeing Co. and the Design Analysis Co. before coming to NW Natural in 1969. His career has marked the growth of the utility from only 170,000 customers in 1969 to 624,000 today. He advanced from network design engineer to station maintenance supervisor. Then came stints in construction, LNG, district management and customer service. He became Vice President, Services & Industrial Relations in 1983.

More responsibilities followed and he became Senior Vice President, Customer Service in 1992 and Executive Vice President, Customer and Utility Operations in 2000.

McCoy co-chaired the Western Energy Institute, a leading utility trade organization. Over the years, he has served in a variety of leadership positions at the American Gas Association, the Pacific Coast Gas Association and the Industrial Gas Technology Commercialization Center. He was also a trustee of the Western States Health & Welfare Fund of the Office and Professional Employees International Union, Local 11.

Besides his industry leadership, he has also been active in community affairs. He has held leadership positions in the Eagle Scout Association—Columbia-Willamette, the United Way, Identity Clark County, and the Vancouver National Historic Trust Reserve.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 624,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth on pace for a 20th consecutive year of more than 3 percent annual increase, it is also one of the fastest-growing local distribution companies in the nation. NW Natural has approximately $1.8 billion in total assets, which includes nearly 14 bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has in place rate mechanisms that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 50 consecutive years.

Investor Contact:

Bob Hess, 503-220-2388

Bob.Hess@nwnatural.com

or

Press Contact:

Steve Sechrist, 503-220-2594

sms@nwnatural.com